October 15, 2003

Mr. Thomas White
9720 Rocky Point Road
Clarence, NY 14031

VIA FACSIMILE (716 759-6910)

Dear Tom:

On behalf of NeoGenomics, Inc. ("NeoGenomics" or the "Company"), it is my
pleasure to extend this offer of employment to you ("Executive"). If the following terms are satisfactory, please countersign this letter (the
"Agreement") and return a copy to me at your earliest convenience.

Position:       Chief Executive Officer. In such capacity, you will perform such duties and have such responsibilities as may be assigned by the Board of Directors of the Company from time to time that are normally inherent in such capacities incorporations of similar size and character.

StartDate:      October 20, 2003 or such other date that is mutually
                agreed upon by the Company and you.

Term:           Three years from the Start Date, provided that either party may cancel this agreement by giving the other party 60 days written notice of a termination. In the event that you terminate this agreement at anytime during the first year from your Start Date, you agree that you will reimburse the Company for your relocation costs.

Base Salary:    $100,000/year, payable twice monthly, to start.
                Thereafter, salary increases will be based on performance and will occur at the discretion of the compensation committee of the
                Board of Directors.

Bonus:          You will be eligible for an annual bonus based on performance.
                The amount of such bonus shall be based on the available
                resources of the Company and shall be at the discretion of the
                Compensation Committee of the Board of Directors.

Car Allowance:  The parties agree that a significant portion of your time will be spent on marketing activities and it is expected that you will need to drive approximately 1,500 miles per month to perform the duties of your position.

                As such, the Company agrees to reimburse your automobile expenses
                (inclusive of all fuel and repair expenses) at a per diem rate of
                $500 per month which amount is based on the Federal Government standard mileage rate of $0.36/mile for 2003 (established in IRS
                Publication 15). You understand that the Company is treating these per diem payments as non-taxable reimbursements under an
                "Accountable Plan" according to IRS Publications 15 and 643, and as such any reimbursements above the amount of expense incurred must be reported back to the Company and treated as taxable income. The Executive therefore agrees that, to the extent it is applicable, he will report back to the Company no less frequently than quarterly any amounts of per diem reimbursements that exceed actual expenses based on the above formulas and such excess will be treated as taxable income on your W-2 form.

Benefits:       You will be entitled to participate in all medical and other benefits that the company has established for executive officers of the Company, including, but not limited to reimbursement of
                100% of any health insurance premium for the Executive in
                accordance with the Company's policy for such reimbursement.

Relocation:     The Company will reimburse you for all reasonable
                out-of-pocket expenses associated with a van line move to the
                Fort Myers, FL area up to a maximum of $15,000 or such other amount mutually agreed upon by the Company. Such allowance will include airfare and accommodations for you and your wife for two house hunting trips to Fort Myers, FL. You agree to use your best efforts to relocate your primary residence to the Fort Myers area not later than December 31, 2003.

Vacation:       After completing three months of employment, you will be
                eligible for 4 weeks of paid vacation/year, which will accrue on a pro-rata basis throughout the year. Unused vacation in any given year will not be carried over for more than 30 days into the subsequent fiscal year.

StockOptions:   Upon your Start Date, you will be granted stock options
                to purchase 900,000 shares of NeoGenomics's common stock at an exercise price equivalent to the average closing bid price per share at which NeoGenomics stock was quoted on the NASDAQ
                Bulletin Board for the five trading days prior to your Start
                Date. The grant of such options will be made pursuant to the
                Company Stock Option Plan and will be evidenced by a separate
                Option Agreement, which the Company will execute with you within
                60 days of your Start Date. So long as you remained employed by the Company, such options will have a ten-year term from the grant date and will vest according to the following schedule:

                Time-Based Vesting
                       75,000    on your Start Date;
                      100,000    on the first anniversary of your Start Date;
                      100,000    on the second anniversary of your Start Date;

                      100,000    on the third anniversary of your Start Date;

                Performance-Based Vesting
                      125,000    when the Company reaches $2.5 million of
                                 consolidated revenue for the preceding twelve months;

                      125,000    when the Company reaches $5.0 million of
                                 consolidated revenue for the preceding twelve months;

                      125,000    when the Company's stock maintains an average
                                 closing bid price (as quoted on NASDAQ Bulletin
                                 Board) of $0.50/share over the previous 30 trading days.

                      150,000    when the Company's stock maintains an average
                                 closing bid price (as quoted on NASDAQ Bulletin
                                 Board) of $1.00/share over the previous 30 trading days.

                The Company agrees that it will grant to you the maximum number of Incentive Stock Options ("ISO's") available under current SEC guidelines and that the remainder, if any, will be in the form of non-qualified stock options.

Termination
Without Cause:  If the Company terminates you without "Cause" for any reason during the Term or any extension thereof, then the Company agrees that as severance it will continue to pay you your Base
                Salary and maintain your employee benefits for a period that is equal to one month for every full year of your employment by the
                Company (subject to a minimum of two months and a maximum of six months), beginning as of the date of your termination. In
                addition, if such termination without cause shall occur at anytime after twelve months from your start date, than the pro rata portion of any unvested options up until the date of
                termination that are due to vest in the year of termination shall vest. For the purposes of this letter agreement, the Company shall have "Cause" to terminate your employment hereunder upon:

                (i) the willful (or grossly negligent) and continued failure by you to substantially perform your duties as CEO (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days after demand for substantial performance is delivered in writing by the Company that
                specifically identifies the manner in which the Company believes you have not substantially performed your duties; or

                (ii) the active participation by you in an act or series of acts of willful malfeasance or gross misconduct, recklessness or gross negligence (including, without limitation, any action that results in your conviction of or pleading guilty to any
                misdemeanor or regulatory sanction placed upon you) which a reasonable person would expect to have a potentially damaging or detrimental effect on the Company; or

                (iii) your being convicted of, or pleading guilty to, a felony.

                You acknowledge and agree that any and all payments to which you are entitled under this Section are conditioned upon and subject to your execution of a general waiver and release, in such reasonable form as counsel for each of the Company and you shall agree upon, of all claims you have or may have against the
                Company.

Confidentiality:     You shall not, during or at any time after the term
                of employment, disclose to any person, corporation or other entity for any purpose whatsoever any information disclosed to you or known by you as a consequence of your employment by the
                Company and not generally known in the industry concerning the business of the Company (as now or hereafter constituted or contemplated), including, but not limited to, such information as shall pertain to the prospects, plans, financial condition, policies, business methods, products, customers, employees and agents of the Company, nor shall you directly or indirectly make use of any such information for your purposes or for the benefit of any other person, corporation or entity. You also shall not, during and at any time prior to two years after termination of your employment, directly or indirectly, on behalf of any trade or business that is competitive with the business of the Company, as it then exists, aid or endeavor to solicit or induce then remaining employees of the Company to leave their employment with the Company in order to accept employment with another person or entity or then customers of the Company to purchase products or services then being sold or offered by the Company from another person or entity. Upon any violation of the covenants set forth in this paragraph, the Company shall be entitled to preliminary and permanent injunctive relief, with or without an allowance for damages, as well as an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any and all other rights and remedies to which the Company may be entitled.

Non-Competition:     You agree that your Option Agreement will contain a
                non-compete clause covering the 24 months after your employment with the Company. Such non-compete clause will be limited only to working with companies in a similar line of business as the
                Company's in the markets in which the Company is operating at the time of your termination.

Executive's
Representations:     You represent and warrant that nothing in your past
                legal and/or work experiences, which if became broadly known in the marketplace, would impair your ability to serve as the CEO of a public company or materially damage your credibility with public shareholders. You further represent and warrant that, prior to accepting this offer of employment, you have disclosed all material information about your past legal and work
                experiences that would be required to be disclosed on a Directors and Officers's questionnaire for the purpose of determining what disclosures, if any, will need to be made with the SEC. Prior to the Company's next public filing, you also agree to fill out a

                Director's and Officer's questionnaire in form and substance satisfactory to the Company's counsel.

Miscellaneous:  (i) This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                (ii) The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

                (iii)If a court of competent jurisdiction determines that any of the restrictions against disclosure of Confidential Information, competition and/or solicitation contained in this Agreement are invalid in whole or in part due to over breadth, whether
                geographically, temporally, or otherwise, such court is
                specifically authorized and requested to reform such provision by modifying it to the smallest extent necessary to render it valid and enforceable, and to enforce the provision as modified.

                (iv) This Agreement is the joint product of the Company and you and each provision hereof has been subject to the mutual
                consultation, negotiation and agreement of the Company and you and shall not be construed for or against either party hereto.

                (v) This Agreement will be governed by, and construed in
                accordance with the provisions of the law of the State of
                Florida, without reference to provisions that refer a matter to the law of any other jurisdiction. Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Florida.

                (vi) This Agreement may be signed in counterparts, and by fax, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                (vii) This Agreement supercedes any prior written or verbal agreements that you might have with the Company.

We are  excited  about  having you on our team.  We believe  your skill set will allow you to be an immediate  and  significant  contributor  to our cause and we look forward to working with you.

Warmest Regards,

Michael T. Dent, M.D.
President

Agreed and Accepted:

_________________________Date______
Thomas White